Exhibit 99.1

OpenText Announces Voting Results for Election of Directors

Waterloo, Ontario - 2013-09-26 - - Open Text Corporation (NASDAQ:OTEX) (TSX: OTC), confirmed today that the nine nominees listed in its management proxy circular dated August 16, 2013 were elected as its directors. The detailed results of the vote for the election of directors at its Annual and Special Meeting of Shareholders (the “Meeting”) held earlier today in Waterloo, Ontario are set out below. Shareholders holding 59,071,165 common shares representing 86.23% of the outstanding common shares were present in person or by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText:

	Votes For		Votes Withheld
P. Thomas Jenkins	47,964,671	96.43%	1,776,573	3.57%
Mark Barrenechea	49,024,217	98.56%	717,027	1.44%
Randy Fowlie	48,689,789	97.89%	1,051,455	2.11%
Gail E. Hamilton	49,591,568	99.70%	149,676	0.30%
Brian J. Jackman	49,056,917	98.62%	684,327	1.38%
Stephen J. Sadler	43,355,832	87.16%	6,385,412	12.84%
Michael Slaunwhite	48,425,629	97.36%	1,315,615	2.64%
Katharine B. Stevenson	49,552,982	99.62%	188,262	0.38%
Deborah Weinstein	49,050,439	98.61%	690,805	1.39%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (www.sedar.com) and OpenText’s Form 8-K as filed on EDGAR (http://www.sec.gov/edgar.shtml), each of which was filed on September 26, 2013.
About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.

Copyright ©2013 Open Text Corporation. OpenText is a trademark or registered trademark of Open Text SA and/or Open Text ULC. The list of trademarks is not exhaustive of other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text SA or other respective owners. All rights reserved. For more information, visit: http://www.opentext.com/2/global/site-copyright.html_SKU.
For more information, please contact
United States:
Greg Secord

Vice President, Investor Relations
Open Text Corporation
San Francisco: (415) 963-0825
gsecord@opentext.com
Canada:
Sonya Mehan
Senior Manager, Investor Relations
Open Text Corporation
Waterloo: 519-888-7111 Ext. 2446
smehan@opentext.com